[ISS logo here]


                              EMPLOYMENT AGREEMENT






                         INTEGRATED SPACE SYSTEMS, INC.
                   A WHOLLY OWNED SUBSIDIARY OF SPACEDEV, INC.
                                       AND
                                CHARLES H. LLOYD

                                TABLE OF CONTENTS



1.    Period of Employment....................................................1


2.    Position and Responsibilities...........................................1


3.    Compensation and Benefits...............................................2


4.    Termination of Employment...............................................3


5.    Proprietary Information.................................................6


6.    Prior Knowledge and Information.........................................7


7.    Arbitration.............................................................7


8.    Notices.................................................................9


9.    Action by Company.......................................................9


10.   Integration.............................................................9


11.   Amendments; Waivers.....................................................9


12.   Assignment; Successors and Assigns.....................................10


13.   Severability...........................................................10


14.   Attorneys' Fees........................................................10


15.   Injunctive Relief......................................................10


16.   Governing Law..........................................................11


17.   Interpretation.........................................................11


18.   Employee Acknowledgment................................................11

         This Employment Agreement (the "Agreement"), dated as of November 2, 1999, is between Integrated Space Systems, Inc. (referred to as the "Company" or "ISS") a wholly owned subsidiary of SpaceDev, Inc., a Colorado corporation, and Charles H. Lloyd ("Executive").

                                    RECITALS

         WHEREAS, Executive has the experience to provide services to Company of an extraordinary character which gives such services a unique value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

         WHEREAS, Company desires to retain the services of Executive, and Executive desires to be employed by Company for the term of this Agreement.

         NOW AND THEREFORE, in consideration of the mutual representation and covenants, the parties agree as follows:

1.       PERIOD OF EMPLOYMENT.

         BASIC TERM. Company shall employ Executive to render services to Company in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the date of termination in accordance with
Section 4.

2.       POSITION AND RESPONSIBILITIES.

         (a) POSITION. Executive accepts employment with Company as Chief Executive Officer and shall perform all services appropriate and related to raising equity financing for ISS, overseeing the development of the Micro Launch Vehicle, preparing ISS for an Initial Public Offering, and as such other services as may be assigned by Company. Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall be subject to the direction of Company, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Executive shall report to the Chairman of the Board of Directors of Company. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

         (b) OTHER ACTIVITY. Except upon the prior written consent of Company, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Company, that might create a conflict of interest with Company, or that otherwise might interfere with the business of Company, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Company. So that Company may be aware of the extent of any other demands upon Executive's time and attention, Executive shall disclose in confidence to Company the nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment.

         (c) REPRESENTATIONS. Executive represents and warrants (i) that he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms of this Agreement; and (ii) that Executive's execution of this Agreement, his employment with Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity.

         (d) INDEMNIFICATION. Executive agrees to indemnify Company, its officers, directors and affiliates for all cost and expenses including out of pocket loss, and reasonable attorney fees for any and all claims by third parties for any action or conduct by the Executive which occurred prior to the date of this Agreement.

3.       COMPENSATION AND BENEFITS.

         (a) COMPENSATION. In consideration of the services to be rendered under this Agreement, Company shall pay Executive a base salary of Sixty Thousand Dollars ($60,000) for the first twelve (12) months of this Agreement, payable pursuant to the Company's established payroll procedures, and as may be amended, by Company in its sole discretion, during the Period of Employment. In the event this Agreement is in effect beginning the first anniversary date of this Agreement, Company shall pay executive a base salary of Two Hundred Thousand Dollars ($200,000) per year. Thereafter Company shall review annually Executive's compensation in accordance with Company's established administrative practice for adjusting salaries for similarly situated employees.

         (b) STOCK OPTIONS OR CASH BONUS. As additional consideration for the services to be rendered under this Agreement and to provide Executive with additional incentive to raise equity financing for the Company, Executive may elect either of the following two methods:

                  (i) SpaceDev shall provide stock options to Executive upon the execution of this Agreement in the amount not to exceed 200,000 common shares of SpaceDev with an exercise price equal to the value at the date of grant and subject to forfeiture and vesting. The stock options shall vest upon the Company raising and acquiring a minimum equity financing of Three Million Dollars with a maxim equity financing of Ten Million Dollars ($10,000,000) within the first nine (9) months of Executive's employment. For each One Million Dollars ($1,000,000) in equity financing obtained by the Company, Executive's stock options representing 20,000 common shares of Space will vest and shall not be subject to forfeiture. In the event, the Company does not receive any funds or receives funds less than the Three Million Dollars within the first nine months of Executive's employment, then that portion of stock options which have not vested, shall be immediately forfeited and cancelled. OR

                  (ii) Executive shall receive a cash bonus equal to two percent (2%) of the equity financing acquired by the Company within the first nine months of Executive employment. Cash bonus payment, which shall not exceed $200,000, shall be paid to Executive when Company receives funds in excess of Three Millions Dollars ($3,000,000). In the event, the Company does not receive any funds or receives funds less than the Three Million Dollars within the first nine months of Executive's employment, then no cash bonus shall accrue to Executive.

         (c) INCENTIVE STOCK OPTION. Executive shall be eligible to participate in the SpaceDev's Incentive Stock Option Plan (the "Plan"), a copy of which is provided to Executive concurrently with this Agreement. Executive will receive incentive stock options to purchase up to 1,000,000 SpaceDev common shares granted in four equal installments and expiring ten (10) years from the Grant Date, as follows:


       GRANT DATE                STOCK OPTIONS       EXERCISE PRICE                  VESTING
--------------------------     -----------------   -------------------      ---------------------------
Execution of Agreement              250,000         FMV at Grant Date         3 mos. after Grant Date
3 mos. Agreement Date               250,000         FMV at Grant Date         3 mos. after Grant Date
6 mos. Agreement Date               250,000         FMV at Grant Date         3 mos. after Grant Date
9 mos. Agreement Date               250,000         FMV at Grant Date         3 mos. after Grant Date


         The stock options issued to Executive under this section shall be subject to the terms and conditions of the Plan. Executive acknowledges that he has received and had an opportunity to review the Plan.

         (d) BENEFITS. Executive shall be entitled to vacation leave in accordance with Company's standard policies. As Executive becomes eligible therefor, Executive shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Company's policies and generally made available to similarly situated employees of Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Executive also shall be entitled to any benefits or compensation tied to termination as described in
Section 4. Nothing stated in this Agreement shall prevent Company from changing or eliminating any benefit during the Period of Employment as Company, in its sole discretion, may deem necessary or desirable. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination. All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

         (e) EXPENSES. Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, in accordance with Company's policies, as they may be amended in Company's sole discretion.

4.       TERMINATION OF EMPLOYMENT.

         (a) BY DEATH. The Period of Employment shall terminate automatically upon the death of Executive. Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation and benefits then due and owing, including payment for accrued unused vacation, if any. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs to the benefits of any life insurance plan or other applicable benefits.

         (b) BY DISABILITY. If, by reason of any physical or mental incapacity, Executive has been or will be prevented from properly performing his duties under this Agreement for more than ninety (90) days in any one (1) year period, then, to the extent permitted by law, Company may terminate the Period of Employment upon two (2) weeks' advance written notice. Company shall pay Executive all compensation to which he is entitled up through the last business day of the notice period; thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any applicable Company disability plan.

         (c) BY EMPLOYER NOT FOR CAUSE. At any time, Company may terminate Executive for any reason, with or without cause, by providing Executive sixty
(60) days written notice. Company shall have the option, in its complete discretion, to terminate Executive at any time prior to the end of such notice period, provided Company pays Executive all compensation and benefits due and owing through the above notice period. In the event this Agreement is in effect after Executive's one year anniversary, then in addition to the compensation and benefits due and owing, Company shall pay Executive a severance in the amount of Eight Thousand Dollars ($8,000) per month payable over a twelve month period; Upon termination, all of Company's obligations under this Agreement shall cease. Company may dismiss Executive without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees.

         (d) BY EMPLOYER FOR CAUSE. At any time, and without prior notice, Company may terminate Executive for Cause (as defined below). Company shall pay Executive all compensation then due and owing; thereafter, all of Company's obligations under this Agreement shall cease. Termination shall be for "Cause" if Executive: (i) acts in bad faith and to the detriment of Company; (ii) refuses or fails to act in accordance with any specific direction or order of Company; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) is selected for layoff pursuant to a bona fide reduction in force; or (vi) breaches any material term of this Agreement. If termination is due to Executive's disability, Section 4(b) above shall control, and not this subsection on termination for Cause.

         (e) BY EMPLOYEE NOT FOR CAUSE. At any time, Executive may terminate his employment for any reason, with or without cause, by providing Company thirty
(30) days' written notice. Company shall have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of such notice period, provided Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of Company's obligations under this Agreement shall cease.

         (f) BY EMPLOYEE FOR GOOD REASON. Executive may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Executive gives Company thirty (30) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Company shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Executive's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, Company shall pay Executive all compensation due and owing through the last day actually worked, plus a lump-sum payment equal to six (6) months' base salary, which payments shall be in lieu of any damages under this Agreement for any alleged breach. Thereafter, all of Company's obligations under this Agreement shall cease. Company shall also have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of the notice period, provided that Company pays Executive all compensation due and owing through the balance of the notice period (not to exceed thirty (30) days), in addition to the payment of six (6) months' base salary described above. Executive shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than forty-five
(45) days after the occurrence of the event that is the basis for the Good
Reason.

         Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Executive's position, duties, responsibilities, or status with Company; (ii) there is a reduction in Executive's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; (iii) there is a material reduction in Executive's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; or (iv) Company materially breaches this Agreement. Executive shall not be entitled to terminate this Agreement for Good Reason if an event occurs that would otherwise constitute Good Reason, except that it results from a change in Company's status as defined in Section 4(g).

         (g) CHANGE IN EMPLOYER STATUS. To the extent permitted by law, Company, in its sole discretion, may terminate this Agreement (in which case all of Company's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of Company's management to terminate Company's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, or to merge with or into another entity.

         (h) TERMINATION OBLIGATIONS.

                  (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Company and shall be returned promptly to Company upon termination of the Period of Employment.

                  (ii) All benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Company.

                  (iii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate.

                  (iv) The representations, indemnification and warranties contained in this Agreement shall survive the termination of the Period of Employment and the expiration of this Agreement.

                  (v) Following any termination of the Period of Employment, Executive shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive's acts or omissions while employed by Company.

5.       PROPRIETARY INFORMATION.

         (a) DEFINED. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Company, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Company in the course of his or her employment or otherwise produced or acquired by or on behalf of Company. All Proprietary Information not generally known outside of Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary Information and Confidential Information shall include, but not be limited to: (i) teaching and development techniques, processes, confidential or secret designs, and trade secrets; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; (iv) employee personnel files and compensation information; and (v) research, systems, protocols, programs, plans, and devices and software. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

         (b) CONFIDENTIALITY. Executive will not disclose any Proprietary Information to any third party for any reason whatsoever. Executive will not disclose any Proprietary Information to any person unless that person is a director, officer, Executive, advisor or representative of Company who needs such information for the purpose of evaluating any possible transaction (it being understood that those directors, officers, employees, advisors and representatives shall be informed by Executive of the confidential nature of the Proprietary Information and shall be directed by Executive to treat such information confidentially). In any event, no Proprietary Information shall be disclosed without the prior written consent of Company. Executive will not utilize any Proprietary Information he receives for the benefit of anyone other than Company. Executive will promptly and fully disclose to Company the name of any person receiving any Proprietary Information of Company. This Section 5(b)shall survive the termination of employment and Executive agrees that this agreement shall remain in full force and effect for a period of one (1) year after termination of employment with Company. In the event of a breach of this
Section 5(b), Executive acknowledges that, in addition to any other damages, Company reserves the right to seek injunctive relief in a court of equity against Executive, and/or any other parties to prevent further breaches from occurring and/or minimize Company's damages due to a breach subsequent to the time Company discovers the breach has occurred. Nothing in this Section 5(b) shall be construed to constitute the grant of a license to Executive under any trademark, patent, patent application, or Proprietary Information.

         (c) COMPETITIVE ACTIVITY. Executive acknowledges that the pursuit of the activities forbidden by this section would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of the employment under this Agreement, Executive agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from Company (or any Affiliate) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its customers; (ii) employ, solicit for employment, or recommend for employment any person employed by Company (or any Affiliate); or
(iii) engage in any business activity that is or may be competitive with Company (or any Affiliate) in any state where Company conducts its business, unless Executive can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

         (d) COMPANY MANUAL. Employee acknowledges that he has received a copy of the SpaceDev Employee Manual ("Manual") and has read and agrees to comply with the terms and conditions contained in the Manual. Employee further understands that violation of any provision of the Manual shall be cause for immediate termination of this Agreement and constitute "For Cause" as described in section 4 (d) above


6.       PRIOR KNOWLEDGE AND INFORMATION.

         Executive acknowledges that he may have certain proprietary information that was obtained during the course of his former employment or business dealings with other third parties. Executive agrees and represents that he will not use or disclose, and that Company has not requested that Executive use or disclose, any third party proprietary information which would be in violation of any laws. Furthermore, Executive agrees to indemnify Company for the cost, expenses and loss related to any action or claim arising from the misappropriation of proprietary information of third parties.

7.       ARBITRATION.

         (a) ARBITRABLE CLAIMS. All disputes between Executive (and his attorneys, successors, and assigns) and Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that Company may, at its option, seek injunctive relief and damages in court for any breach of Sections 5 and 6 of this Agreement. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         (b) PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. Prior to resorting to arbitration, the complaining party must first exhaust the procedures specified in the Company Employment Manual Section
3.4. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitation period shall be null and void. EACH PARTY WAIVES ALL RIGHTS UNDER STATUTES OF LIMITATIONS OF DIFFERENT DURATION. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in San Diego, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 7.

          (c) ARBITRATOR SELECTION AND AUTHORITY. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have the authority to award equitable relief, damages, costs, and fees as provided by law for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

         (d) CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

         (e) CONTINUING OBLIGATIONS. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

8.       NOTICES.

         Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mails, postage prepaid, certified or registered, and addressed to Company or to Executive at the corresponding address below. Executive shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Company's Notice Address:          13855 Stowe Drive
                                   Poway, California 92064
                                   (858) 375-1000
                                   Attention: James Benson

Executive's Notice Address:        12611 Fairbrook Road
                                   San Diego, CA 92131
                                   (858) 653-0140
                                   Attention: Charles H. Lloyd

9.       ACTION BY COMPANY.

         All actions required or permitted to be taken under this Agreement by Company, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chairman of the Board of Directors or by his or her representative specifically authorized to fulfill these obligations under this Agreement.

10.      INTEGRATION.

     This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Company. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

11.      AMENDMENTS; WAIVERS.

         This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.      ASSIGNMENT; SUCCESSORS AND ASSIGNS.

         Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other entity, or the sale by Company of all or substantially all of its assets, or the otherwise lawful assignment by Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

13.      SEVERABILITY.

         If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.      ATTORNEYS' FEES.

         In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

15.      INJUNCTIVE RELIEF.

         If (i) Executive refuses to perform the responsibilities outlined in
Section 2 on Position and Responsibilities within the agreed upon Period of Employment, and Executive has no right to terminate the employment relationship pursuant to Section 4 on Termination of Employment, or (ii) Executive breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information and Section 6 on Prior Knowledge and Information, the parties acknowledge that the damage or imminent damage to Company's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of such provisions by Executive, in addition to any other relief (including damages) available to Company under this Agreement or under law.

16.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the law of the State of California.

17.      INTERPRETATION.

         This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

18.      EMPLOYEE ACKNOWLEDGMENT.

         Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect (including notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in the above Section on Inventions and Ideas), and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

         IN WITNESS WHEREOF, The parties have duly executed this Agreement as of the date first written above.

COMPANY:
INTEGRATED SPACE SYSTEMS                     EXECUTIVE


/s/ James W. Benson                          /s/ Charles H. Lloyd
----------------------------                ------------------------------
James W. Benson                                  Charles H. Lloyd
Chairman of the Board

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